EXHIBIT 99

NEWS RELEASE
1717 West Collins Avenue
Orange, CA 92867
(714) 516-7400

Contact:	Gregory D. Waller
Chief Financial Officer
Phone: (714) 516-7400

For Immediate Release

SYBRON DENTAL SPECIALTIES, INC. REPORTS
12.2% INCREASE IN SECOND QUARTER NET INCOME

ORANGE, CA (April 27, 2004): Sybron Dental Specialties, Inc. (NYSE: SYD), a leading manufacturer of value-added products for the dental and orthodontic professions and products for use in infection prevention, announced today its financial results for its second fiscal quarter ended March 31, 2004.

SECOND QUARTER RESULTS

Net sales for the second quarter of fiscal 2004 totaled $150.9 million, compared to $134.3 million in the prior year period, an increase of 12.4%. Sybron’s total internal net sales growth rate, which excludes currency fluctuations and the impact of acquisitions made in the past twelve months, was 4.5% for the second quarter. The Company’s consumable products, which represented approximately 97% of total net sales in the second quarter of fiscal 2004, had an internal net sales growth rate of 6.3%. As expected, equipment sales declined by approximately 30% from the prior year period, which benefited from the introduction of the Company’s LED curing light in early fiscal 2003.

Net income for the second quarter of fiscal 2004 was $17.5 million, or $0.44 per diluted share, an increase of 12.2% over net income of $15.6 million, or $0.40 per diluted share, in the same period of the previous year. The previous year’s results included a gain on sale (net of tax) totaling $524,000, or $0.01 per diluted share, related to the sale of the Company’s facility in San Diego, California.

Net income for the second quarter of fiscal 2004 included a restructuring charge totaling $1.5 million, or approximately $0.02 per diluted share, related to the rationalization of the Company’s production facility in Tijuana, Mexico. This charge is approximately $0.01 per diluted share larger than previously indicated for the second quarter of 2004, as the Company has accelerated the timetable for this closure due to the receipt of a letter of interest from a potential buyer for the facility. As a result of this change, the anticipated expenses associated with the closure that were previously provided for the remaining quarters of fiscal 2004 and the first two quarters of fiscal 2005 will be substantially reduced.

“We are satisfied with the trends we are seeing in each of our major businesses,” said Floyd W. Pickrell, Jr., Chief Executive Officer of Sybron Dental Specialties. “We continue to convert more orthodontists to our high-end brackets, which is helping us to generate greater than expected growth in our orthodontics segment. We are also seeing solid end-user demand in the general dental category.”

ORMCO AND KERR HIGHLIGHTS

During the second quarter, the Company’s Ormco subsidiary generated internal net sales growth of 8.4%, with strong growth in both domestic and international sales. Ormco’s performance was positively impacted by the first full quarter of sales of the new Inspire Ice™ clear-ceramic bracket, and the increasing demand for the Company’s Damon 2 self-ligating brackets. The Company continues to stimulate sales through regional workshops that educate orthodontists about the benefits of using the Damon 2 system. On a year-to-date basis, approximately 20% of doctors in attendance have placed an order within two days of the workshop. Other notable strong selling product lines in the quarter include the Company’s endodontic products and its system of nearly invisible, custom-made positioners.

During the second quarter, the Company’s Kerr subsidiary generated internal net sales growth of 1.6%. Internal net sales growth of Kerr’s consumable products, which exclude equipment sales including the popular LED curing light launched in early fiscal 2003, increased 3.6% over the prior year period.

Kerr sales were positively impacted by strong demand for infection prevention products and the continued growth of SpofaDental in the Central and European markets.

SECOND QUARTER FINANCIAL HIGHLIGHTS

Gross margins in the second quarter of 2004 were 54.7%, compared with 55.4% in the second quarter of 2003. As indicated previously, the Company incurred approximately $1.5 million in expenses during the quarter related to the rationalization of Ormco’s production facility in Tijuana, Mexico, which negatively impacted gross margins. If the Company is successful with the accelerated timetable, this rationalization effort is expected to provide cost savings of $1.7 million annually. Excluding the expenses related to this facility closure, gross margins in the second quarter of 2004 were 55.7%.

Selling, general and administrative expenses (SG&A) were $50.8 million, or 33.7% of net sales, in the second quarter of 2004, compared with $44.1 million, or 32.8% of net sales, in the same period of the prior year. The increase in SG&A as a percentage of sales from the previous year is primarily attributable to approximately $900,000 in expenses this quarter related to Sarbanes-Oxley compliance efforts.

Research and development expenditures were $3.1 million in the second quarter of 2004, an increase of 6.4% from the $2.9 million of expenditures in the same period of the prior year.

Operating income for the second quarter of 2004 was $31.5 million, compared to $30.1 million in the second quarter of 2003. Earnings before interest, taxes, depreciation and amortization (EBITDA) for the quarter were $35.1 million. Operating income was 20.8% and EBITDA was 23.3% of net sales for the quarter. Second quarter 2004 EBITDA is calculated by adding net income of $17.5 million, income taxes of $8.6 million, net interest expense of $5.2 million, and depreciation and amortization of approximately $3.8 million.

In the second quarter of fiscal 2004, Sybron generated $4.9 million in free cash flow, defined as cash flows from operating activities of $7.6 million minus capital expenditures of $2.7 million.

This compares with free cash flow of $15.4 million in the same period of the previous year (cash flows from operating activities of $17.5 million minus capital expenditures of $2.1 million). The decrease in cash flows from operating activities compared to the second quarter of fiscal 2003 is primarily attributable to the following items:

•	An increase in accounts receivable due to stronger sales in the final month of the fiscal second quarter than in the prior year. The stronger sales in March were primarily due to a significant number of regional workshops held for the Damon 2 system during the month, as well as to initial stocking of new products introduced by Kerr late in the quarter.

•	An increase in rebate expense at the Ormco subsidiary over the prior year. Rebates are provided to doctors that reach certain order levels during the previous calendar year. With significant sales growth at Ormco during calendar 2003, rebate expense also increased.

•	Cash flows from operating activities in the second quarter of fiscal 2003 were positively impacted by the Company’s inventory reduction initiatives. With inventory levels remaining relatively stable during the second quarter of fiscal 2004, cash flows from operating activities were not positively impacted by changes in inventory levels.

Sybron’s effective tax rate in the second quarter of fiscal 2004 was 33%, compared to 38% in the same period of the prior year. The reduced tax rate is primarily attributable to the benefits resulting from the Company’s consolidation of several of its European facilities into Switzerland, which has a lower tax rate.

Net trade receivables were $105.7 million and days sales outstanding (DSOs) were 56.7 days at March 31, 2004, which compares with 57.3 days at March 31, 2003. Net inventory was $85.8 million at the end of the second quarter and inventory days were 122 days, which compares to 139 days at March 31, 2003.

Please refer to the supplemental schedules provided on the Financial Report’s section of Sybron’s Investor Relations web site (www.sybrondental.com/investors/index.html) that detail the calculation of the Company’s DSOs and inventory days.

Capital expenditures were $2.7 million in the second quarter of fiscal 2004, compared with $2.1 million in the same period of the previous year.

The Company anticipates that capital expenditures for fiscal 2004 will range between $11 - $13 million. However, Sybron is exploring alternatives to extending the lease on its corporate headquarters in Orange, California, which could significantly impact capital expenditures in fiscal 2004 if the Company determines that there are financial benefits to purchasing the facility.

The average debt outstanding for the quarter was approximately $255.6 million with an average interest rate of 7.65%. The Company paid down $10.2 million of debt in the second quarter, leaving total debt outstanding of approximately $248.8 million at March 31, 2004.

Sybron’s capital structure was 50.1% debt and 49.9% equity at March 31, 2004. This compares with 65.9% debt and 34.1% equity at March 31, 2003.

OUTLOOK

For the third quarter of fiscal 2004, Sybron expects revenue to range from $140 million to $145 million, and diluted earnings per share to range from $0.39 to $0.43. Due to the postponement of the deadline for meeting the Sarbanes-Oxley Section 404 requirements, the Company now believes that expenses related to these compliance efforts will be somewhat less than the the $750,000 per quarter in fiscal 2004 that was previously indicated. However, legal expenses are expected to increase in the second half of fiscal 2004 as the Company approaches the trial date for its patent infringement lawsuit with a competitor.

Based on the Company’s financial results for the first half of fiscal 2004 and the outlook for the remainder of the year, Sybron tightened the range of its diluted earnings per share expectations for fiscal 2004 to $1.52 to $1.60, from the previous range of $1.50 to $1.60.

As part of Sybron’s efforts to enhance the performance of SpofaDental, the Company is consolidating SpofaDental’s operations from five facilities into one facility in the city of Jicin in the Czech Republic. The expenses associated with this consolidation are expected to significantly offset SpofaDental’s profit contribution in fiscal 2004. The impact of this consolidation is included in the Company’s full year EPS guidance. Upon completion at the end of fiscal 2004, Sybron expects this consolidation to positively impact SpofaDental’s operating margins.

The Company also believes that the overall level of near-term sales at Kerr may be somewhat affected by planned inventory consolidation in Europe following the closing of an acquisition by one of its major distributors.

Commenting on the outlook for Sybron, Mr. Pickrell said, “We believe we have excellent growth opportunities in the orthodontic area with our high-end brackets, and we are building a larger user base with each passing quarter. During the third quarter, we plan to introduce an enhanced version of our Damon 2 self-ligating bracket that we believe will serve as an additional catalyst for attracting more orthodontists to our product lines.

“While we are satisfied with the Company’s overall performance in the general dental space, we are seeing increasing competitive pressure in the composite category. We have focused our R&D efforts on improving our competitiveness in this category, and at the end of March, we introduced Premise™, our new nanocomposite. We believe Premise provides substantial advantages over competing products and will enable us to capture a greater percentage of the sales opportunities related to restorative procedures.

“We are also pleased to have recently achieved a key milestone related to our financial condition with a two notch upgrade in our credit rating from S&P. The improved credit rating will modestly reduce our interest expense and allow us to explore the possibility of negotiating more flexible debt covenants related to our credit facility,” said Mr. Pickrell.

NON-GAAP FINANCIAL MEASURES

The Company has included information concerning internal net sales growth, EBITDA and free cash flow because management believes that certain investors use internal net sales growth, EBITDA and free cash flow as measures of a company’s performance and EBITDA and free cash flow as measures of a company’s ability to service its debt. Internal net sales growth, EBITDA and free cash flow should not be considered as alternatives to, or more meaningful than, net income as an indicator of Sybron’s operating performance or cash flows as a measure of liquidity. Internal net sales growth, EBITDA and free cash flow have not been prepared in accordance with generally accepted accounting principals (GAAP). Internal net sales growth, EBITDA and free cash flow, as presented by Sybron, may not be comparable to similarly titled measures reported by other companies.

CONFERENCE CALL

The Company will host a conference call on Wednesday, April 28th at 1:00 p.m. Eastern Daylight Time to review the information in this press release and respond to questions. The dial-in number for the call is (888) 577-0767 passcode “Sybron Dental” for domestic callers and (303) 242-0015 passcode “Sybron Dental” for international callers.

A recorded replay of the conference call will be offered beginning at 4:30 p.m. Eastern Daylight Time on Wednesday, April 28th via both the Company’s website and a telephone dial-in number. The telephone dial-in number for the recorded replay is (800) 475-6701, passcode 725548 for domestic callers and (320) 365-3844, passcode 725548 for international callers. The telephone replay will be available through 11:59 p.m. Pacific Daylight Time on May 1, 2004.

The website replay may be accessed in the Investor Relations section of Sybron Dental’s website at http://www.sybrondental.com.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

Statements made in this press release regarding future matters are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, including those dealing with the Company’s expectations as to the timing of the closure of its Tijuana and SpofaDental facilities, the savings the closures will generate and the effect the closures will have on gross margins; its future revenue; earnings per share; organic growth; the demand for its products; the introduction and sales of new products; the success of its self ligating orthodontic brackets; and its ability to negotiate more flexible debt covenants are based on the Company’s current expectations. Our actual results may differ materially from those currently expected or desired because of a number of risks and uncertainties, including the level of demand for the Company’s products; regulatory compliance; currency fluctuations; distributor inventory adjustments; the intensity of competition; and other factors affecting the Company’s business and prospects discussed in the filings made by the Company, from time to time, with the SEC including the factors discussed in the “Cautionary Factors” section in Item 7 of the Company’s most recent Annual Report on Form 10-K and its periodic reports on Form 10-Q and 8-K (if any). We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

BUSINESS DESCRIPTION

Sybron Dental Specialties and its subsidiaries are leading manufacturers of value-added products for the dental and orthodontic professions and products for use in infection control. Sybron Dental Specialties develops, manufactures, and sells through independent distributors a comprehensive line of consumable general dental and infection prevention products to the dental industry worldwide. It also develops, manufactures, markets and distributes an array of consumable orthodontic and endodontic products worldwide.

SYBRON DENTAL SPECIALTIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(in thousands except per share amounts)
(unaudited)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2004	2003	2004	2003
Net sales	$150,921	$134,267	$282,778	$254,416
Cost of sales	66,854	59,917	126,753	115,491
Restructuring charge	1,482	—	1,482	—

Total cost of sales	68,336	59,917	128,235	115,491
Gross profit	82,585	74,350	154,543	138,925
Selling, general and administrative expenses	50,800	44,060	98,993	86,774
Amortization of intangible assets	322	206	631	610

Total selling, general and administrative expenses	51,122	44,266	99,624	87,384

Operating income	31,463	30,084	54,919	51,541
Other expense:
Interest expense	(4,941)	(5,403)	(10,101)	(10,979)
Amortization of deferred financing fees	(402)	(400)	(809)	(821)
Other, net	11	893	(43)	860

Income before income taxes	26,131	25,174	43,966	40,601
Income taxes	8,623	9,567	14,509	15,429

Net income	$17,508	$15,607	$29,457	$25,172

Earnings per share:
Basic earnings per share	$0.46	$0.41	$0.77	$0.66

Diluted earnings per share	$0.44	$0.40	$0.74	$0.66

Weighted average basic shares outstanding	38,471	38,018	38,391	38,004
Weighted average diluted shares outstanding	40,166	38,658	40,032	38,379

SYBRON DENTAL SPECIALTIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands except share amounts)
(unaudited)

	March 31,	September 30,
	2004	2003
ASSETS
Current assets:
Cash and cash equivalents	$21,299	$22,868
Accounts receivable (less allowance for doubtful receivables of $1,978 and $2,247 at March 31, 2004 and September 30, 2003, respectively)	105,737	103,565
Inventories	85,839	84,239
Deferred income taxes	4,987	4,896
Prepaid expenses and other current assets	14,387	11,624

Total current assets	232,249	227,192
Property, plant and equipment, net of accumulated depreciation of $97,318 and $92,273 at March 31, 2004 and September 30, 2003, respectively	80,033	80,750
Goodwill	261,168	258,590
Intangible assets, net	16,276	16,455
Other assets	28,111	28,672

Total assets	$617,837	$611,659

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$15,586	$19,620
Current portion of long-term debt	1,460	3,714
Income taxes payable	16,628	16,274
Accrued payroll and employee benefits	27,182	28,712
Restructuring reserve	1,080	1,486
Accrued rebates	7,626	9,872
Accrued interest	3,698	3,901
Other current liabilities	12,628	10,917

Total current liabilities	85,888	94,496
Long-term debt	97,322	124,008
Senior subordinated notes	150,000	150,000
Deferred income taxes	12,714	13,748
Other liabilities	24,456	21,422

Total liabilities	370,380	403,674
Commitments and contingent liabilities
Stockholders’ equity:
Preferred stock, $.01 par value; authorized 20,000,000 shares, no shares outstanding	—	—
Common stock, $.01 par value; authorized 250,000,000 shares, 38,536,348 issued and 38,285,224 shares issued and outstanding at March 31, 2004 and September 30, 2003, respectively	385	383
Additional paid-in capital	79,621	74,934
Retained earnings	155,501	126,044
Accumulated other comprehensive income	11,950	6,624

Total stockholders’ equity	247,457	207,985

Total liabilities and stockholders’ equity	$617,837	$611,659

SYBRON DENTAL SPECIALTIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Six Months Ended March 31,
	2004	2003
Cash flows from operating activities:
Net income	$29,457	$25,172
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	6,709	5,772
Amortization of intangible assets	631	610
Amortization of deferred financing fees	809	821
(Gain) loss on sales of property, plant and equipment	26	(616)
Provision for losses on doubtful receivables	415	117
Inventory provisions	2,124	1,736
Deferred income taxes	(998)	(2,482)
Tax benefit from issuance of stock under employee stock option plan	814	59
Changes in assets and liabilities, net of effects of businesses acquired:
Increase in accounts receivable	(1,903)	(11,420)
(Increase)/decrease in inventories	(2,772)	4,212
(Increase)/decrease in prepaid expenses and other current assets	(2,763)	2,084
Decrease in accounts payable	(4,034)	(85)
Increase in income taxes payable	354	9,889
Increase in accrued payroll and employee benefits	(1,530)	4,329
Increase/(decrease) in accrued rebates	(2,246)	103
Decrease in restructuring reserve	(406)	(1,574)
Decrease in accrued interest	(203)	(512)
Increase/(decrease) in other current liabilities	1,711	1,406
Net change in other assets and liabilities	1,708	(71)

Net cash provided by operating activities	27,903	39,550

Cash flows from investing activities:
Capital expenditures	(5,334)	(2,856)
Proceeds from sales of property, plant, and equipment	194	5,281
Payments for intangibles	(559)	(669)

Net cash (used in)/provided by investing activities	(5,699)	1,756

Cash flows from financing activities:
Proceeds from credit facility	84,000	75,500
Principal payments on credit facility	(106,895)	(104,237)
Proceeds from long-term debt	2,469	3,259
Principal payments on long-term debt	(8,730)	(2,126)
Payment of deferred financing fees	—	(473)
Cash received from exercise of stock options	3,353	451
Cash received from ESP Plan	522	—

Net cash used in financing activities	(25,281)	(27,626)

Effect of exchange rate changes on cash and cash equivalents	1,508	978
Net (decrease)/increase in cash and cash equivalents	(1,569)	14,658
Cash and cash equivalents at beginning of period	22,868	12,652

Cash and cash equivalents at end of period	$21,299	$27,310

SYBRON DENTAL SPECIALTIES, INC. AND SUBSIDIARIES
INTERNAL GROWTH
For Periods Ended March 31, 2004

	Professional		Total
	Dental	Orthodontics	SDS
Quarter	1.6%	8.4%	4.5%
Year to date	-2.0%	10.3%	3.1%

	Total SDS
	Foreign	Domestic
Quarter	6.7%	2.7%
Year to date	4.7%	1.9%

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